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Exhibit 10.13

FORM OF
SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND INVESTMENT AGREEMENT

        This Second Amended and Restated Revolving Credit and Investment Agreement ("Agreement") dated as of January [    ], 2008 between OGE Energy Corp., an Oklahoma corporation ("OGE Energy Corp." or "Lender"), and Enogex LLC, a Delaware limited liability company ("Enogex" or "Borrower").

RECITALS

        1.     Enogex, Inc., an Oklahoma corporation and predecessor of Enogex ("Original Subsidiary"), was a direct subsidiary of OGE Energy Corp. and (i) from time to time required advances of funds to enable it to meet temporary working capital needs and operating expenses and (ii) from time to time had excess funds available over what is required for its working capital needs and operating expenses.

        2.     Based on the fact that (i) OGE Energy Corp. had access to funds at a cost lower than that available to Original Subsidiary and (ii) OGE Energy Corp. had available investment alternatives which would receive greater returns than those available to Original Subsidiary, OGE Energy Corp. and Original Subsidiary entered into a certain Revolving Credit and Investment Agreement dated as of December 31, 1996, which agreement was amended and restated in its entirety on August 14, 2006 (collectively, the "Original Agreement").

        3.     Contemporaneously with the execution of this Agreement, (i) Original Subsidiary merged with and into Enogex, which at the time of such merger was a Delaware corporation and which subsequently converted into a limited liability company, and (ii) OGE Energy Corp. contributed a portion of its interest in Enogex to OGE Enogex Partners L.P. (the "MLP") which will be a publicly traded master limited partnership which OGE Energy Corp., indirectly, controls and initially owns a majority stake.

        4.     As (i) OGE Energy Corp. continues to be willing to make advances to Enogex, which advances may be at a cost lower than that otherwise available to Enogex and (ii) OGE Energy Corp. continues to have available investment alternatives which would receive greater returns than those otherwise available to Borrower, OGE Energy Corp. and Enogex desire to enter into this Agreement to amend and restate the Original Agreement, in its entirety, on the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

        1.    The Advances; Assumption of Obligations.

        (a)   As evidenced by the Contract Demand Note executed by Borrower in favor of Lender (in the form attached hereto as Exhibit A (the "Note")), and subject to the terms and conditions set forth herein, Borrower may from time to time prior to the Termination Date (as defined below) request, and OGE Energy Corp., in its sole and absolute discretion, may prior to the Termination Date agree to make and make, advances (the "Advances") to Borrower in an aggregate principal amount not to exceed at any time outstanding the Maximum Loan Limit (as hereinafter defined). For purposes hereof, "Maximum Loan Limit" shall mean, a dollar amount equal to $500,000,000; provided, that such amount shall be reduced to $400,000,000 on the six month anniversary date of this Agreement; and provided, further, that Enogex may request to increase or reduce the Maximum Loan Limit (but not to an amount less than the then outstanding principal balance of all Advances) by notice given to OGE Energy Corp. not less than three working days prior to the effective date of the requested change and, if such request is to effect an increase thereof, OGE Energy may (but shall not be obligated to) agree to any such increase, in its sole and absolute discretion. Any reduction in the Maximum Loan Limit shall be permanent unless an increase thereof shall subsequently be approved by OGE Energy Corp. as aforesaid. Such Maximum Loan Limit, as revised from time to time in accordance herewith, shall be recorded by OGE Energy Corp. on its ledger along with the other information required by paragraph 4 below. Within the limits of such amount and subject to the other terms and conditions set forth herein and in the Note, Enogex may borrow, repay and reborrow on demand under this paragraph 1; provided, that it is acknowledged and agreed that notwithstanding anything contained herein to the contrary, the making of any such Advance shall be in Lender's sole and absolute discretion of Lender and Lender shall have no liability hereunder for the failure or refusal to make any such Advance requested hereunder. Unless otherwise agreed to by Lender, Borrower shall give written notice of each requested Advance no later than 10:00 a.m. (New York time) on the third Business Day (as defined in the Lender's Senior Working Capital Facility referred to below) prior to the proposed borrowing date, which notice shall set forth the proposed amount (which must be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof) and date of borrowing, the proposed interest rate (either the Floating Rate or the Eurodollar Rate and the requested Interest Period (as defined below) for such Advance. Each Advance shall be made pursuant to pre-authorized instructions or as OGE Energy Corp. and Enogex shall otherwise agree, subject to the requirements of this paragraph 1. Changes to the Floating Rate shall be effective immediately with or without notice by Lender to Borrower.

        Borrower acknowledges and agrees that Lender intends to fund such Advances primarily from borrowings under and pursuant to Lender's Amended and Restated Credit Agreement dated as of December 6, 2006 among Lender, certain financial institutions parties thereto as credit providers and Wachovia Bank, National Association, as administrative agent (together with any successor or replacement facility, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Lender's Senior Working Capital Facility"; capitalized terms used and not otherwise defined herein or in the Note shall have the meanings ascribed to them in the Lender's Senior Working Capital Facility; provided that if such term shall not be defined in any successor or replacement facility agreement, such term shall have the meaning ascribed to such other corresponding replacement term used in such successor or replacement agreement). As such, the availability of funds, the requested interest rate or interest rate options, Interest Periods and prepayment terms shall be subject to the restrictions set forth in and availability thereof under such agreement, unless otherwise agreed to by Lender.

        (b)   Enogex hereby assumes, reaffirms and agrees to perform all obligations and liabilities of the Original Subsidiary under the Original Agreement and the Contract Note executed in connection therewith (and as defined thereunder) (in each case, with respect to periods prior to the date of this Agreement) as if Enogex was originally a party thereto in lieu of the Original Subsidiary. In connection therewith, Enogex further agrees that Lender shall be entitled to all rights and remedies against Enogex, including for and in respect of any claim, loss, cost, expense, indemnity or other amounts heretofore, now or hereafter owing by Original Subsidiary or in respect of any cause of action or suit against Original Subsidiary, in either case, arising or existing under or in connection with the Original Agreement or such Contract Note (in each case, with respect to periods prior to the date of this Agreement) or the transactions contemplated thereby. In furtherance thereof, any Advances outstanding under the Original Agreement and the corresponding Contract Note as of the date of this Agreement shall be deemed to be outstanding under and pursuant to this Agreement and from and after the date hereof shall accrue interest at the rates set forth herein (as shall be agreed to by Lender prior to the date hereof).

        2.    Interest on Advances; Selection of Interest Periods; Conversion and Continuation

        (a)   Borrower shall pay interest on the unpaid principal amount of each Advance made by Lender from the date of such Advance until such principal amount shall be paid in full at the rate or rates offered from time to time by Lender, calculated on a 360-day year basis (or in the case of Floating

Rate Advances (as defined below), a 365 or 366-day year, as applicable), with such per annum rate approximating the greater of (x) Lender's cost of funds for an equivalent advance under the Lender's Senior Working Capital Facility, plus 0.50% and (y) Borrower's cost of funds for an equivalent advance under Borrower's Credit Agreement dated as of January [    ], 2008 (together with any replacements or refinancings thereof, in each case, as amended, restated, supplemented or otherwise modified from time to time, the "Borrower Credit Facility") among Borrower, Wachovia Bank, National Association, as administrative agent, The Royal Bank of Scotland PLC, as syndication agent, and JP Morgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd. and Union Bank of California, as co-documentation agents (such rates to be notified by Lender to Borrower at the time of such advance and on each change in such rate). Accrued interest shall be payable, in arrears, (i) in the case of Advances bearing interest at the Floating Rate (each such Advance being a "Floating Rate Advance"), on the last day of each calendar quarter, (ii) in the case of Advances bearing interest at the Eurodollar Rate (each such Advance being a "Eurodollar Rate Advance"), on the last day of any fixed interest accrual period selected therefor in accordance with the terms hereof; provided that interest on any Interest Period longer than three (3) months shall be payable on each three (3) month anniversary of the commencement of such Interest Period, and (iii) in any event, on the date of repayment of any such Advance. Upon the occurrence and during the continuance of an Event of Default (as defined below), if so elected by Lender by the giving of written notice to Borrower (other than an Event of Default set forth in paragraph 8(a)(i) or 8(b), in which case, automatically without election of the Lender or notice to Borrower), the per annum rate of interest shall be increased to a per annum rate equal to two percent (2.00%) plus the otherwise applicable rate and any and all fees which are not paid when due shall bear interest at the rate of interest applicable to Floating Rate Advances, plus 2.00%.

        (b)   Assuming the availability of (and subject to the limitations on) the Eurodollar Rate under the Lender's Senior Working Capital Facility and so long as no Default or Event of Default then exists or would result therefrom, Borrower may request, and Lender in its sole discretion may make, Eurodollar Advances for fixed interest periods (each being an "Interest Period") of 1, 2, 3 or, if agreed to by Lender, 6 months, which periods shall end on but exclude the day which corresponds numerically to such date one, two, three or, if agreed to by Lender, six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Without limiting the foregoing, in no event may any Interest Period extend past the stated expiration date of the Lender's Senior Working Capital Facility nor may there be more than two (2) Interest Periods outstanding at any time. Each request for a Eurodollar Advance shall be delivered to Lender not later than 10:00 a.m. (New York time) on the third Business Day prior to the date of the requested Advance, specifying:

            (i)  the requested date of such Advance, which date shall be a Business Day;

           (ii)  the aggregate amount of the requested Advance to be included in such Interest Period (which shall be subject to the minimum denominations therefor as set forth in the Lender's Senior Working Capital Facility); and

          (iii)  the duration of the Interest Period applicable thereto.

        (c)   Each Floating Rate Advance made hereunder shall continue as a Floating Rate Advance unless and until such Floating Rate Advance is converted into Eurodollar Advances pursuant to this paragraph 2(c) or is repaid. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid or (y) Borrower shall have given Lender a Conversion/Continuation Notice (as defined below) requesting that (and in respect of which Lender in its sole discretion shall have agreed that), at the end of such Interest Period, such Eurodollar Advance be continued as a Eurodollar Advance for the same or another Interest Period. Subject to the other terms and conditions hereof, Borrower and Lender may agree, at Borrower's request, to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. Borrower shall make any such request by giving Lender irrevocable written notice (a "Conversion/ Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (New York time) on the third Business Day prior to the date of the requested conversion or continuation, specifying:

            (i)  the requested date of such conversion or continuation, which date shall be a Business Day;

           (ii)  the aggregate amount of the current Advance which is to be converted or continued (which shall be subject to the minimum denominations therefor as set forth in the Lender's Senior Working Capital Facility); and

          (iii)  the duration of the new Interest Period applicable thereto.

Lender, at its discretion, may terminate any Interest Period with respect to any Eurodollar Advance prior to its scheduled expiration date if and to the extent availability of the Eurodollar Rate is terminated or suspended under the Lender's Senior Working Capital Facility.

        3.    Facility Fee; Utilization Fee; Breakage Expenses; Increased Costs.

        (a)   Borrower shall pay to Lender on the last day of each calendar quarter and on the Termination Date, a fee (the "Facility Fee") on the daily average amount of the Maximum Loan Limit at a per annum rate equivalent to the corresponding fee, if any, required to be paid by Lender to its lenders under and pursuant to its facility under the Lender's Senior Working Capital Facility, which fee shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

        (b)   With regard to any period in respect of which any Advances are outstanding hereunder and, in respect of which, Lender, pursuant to the Lender's Senior Working Capital Facility, is required to pay a utilization surcharge, incremental interest rate, fee or similar charge as a result of the aggregate borrowings under the Lender's Senior Working Capital Facility exceeding a specified level or percentage of the aggregate facility under such facility (a "Utilization Fee"), then Borrower hereby agrees to pay to Lender Borrower's ratable portion of such utilization surcharge, incremental interest rate, fee or similar charge, such share to be based on the percentage that Borrower's Advances hereunder bear to the aggregate borrowings of Lender under the Lender's Senior Working Capital Facility. Such amounts shall be paid by Borrower within fifteen (15) days after Lender's written demand therefor (which demand shall set forth in reasonable detail the calculation of such amounts owing by Borrower).

        (c)   If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by Borrower in a request for borrowing or a Conversion/Continuation Notice for any reason other than default by the lenders under the Lender's Senior Working Capital Facility, or a Eurodollar Advance is not prepaid on the date specified by Borrower for any reason, Borrower hereby agrees to indemnify, pay and hold harmless Lender for any actual out-of-pocket fees or expenses incurred by Lender as a result of such prepayment, including, any breakage fees assessed by any Other Lender (as defined below) upon the repayment of such amount under such agreement (or the carrying expenses incurred by Lender pending its repayment of such amounts to such Other Lender(s)).

        (d)   If on or after the date of this Agreement, the adoption of any law, rule or regulation or any change in any such law, rule or regulation (including capital adequacy guidelines) or in the interpretation or administration thereof, in each case, by any governmental, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender or any lender which provides Lender with funds to make or continue Advances hereunder (or any applicable lending office of such other lender) (for purposes of this paragraph 3, any such other lenders, any agent therefor or any applicable lending office thereof (including the lenders under Lender's Senior Working Capital Facility) shall be an "Other Lender") with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i)  subjects Lender or any Other Lender to any Taxes (as defined below), or changes the basis of taxation of payments (other than with respect to Excluded Taxes (as defined below)) to any Lender or Other Lender in respect of its Eurodollar Loans or participations therein;

           (ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Other Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances); or

          (iii)  otherwise increases the cost to such Lender or Other Lender of making or maintaining its Advances to Borrower or of making loans and advances to Lender to fund Advances hereunder or reduces the return received by Lender or such Other Lender in connection with such Advances, loans and advances, then Borrower hereby agrees to pay to Lender Borrower's ratable portion of such amounts owing or losses or reductions in return incurred by Lender or such Other Lender, such share to be based on the percentage that Borrower's Advances hereunder which are the subject of any of the foregoing provisions bear to the total amount of fundings made or borrowed by Lender (including under the Lender's Senior Working Capital Facility) which are similarly effected by such foregoing provisions. Such amounts shall be payable by Borrower within fifteen (15) days after Lender's written demand therefor (which demand shall set forth in reasonable detail the calculation of such amounts owing by Borrower).

        (e)   If Lender is required to reimburse, pay, indemnify or make-whole the agent, any Other Lender for any other amounts under or pursuant to the Lender's Senior Working Capital Facility for or in respect of any act or omission of Borrower or resulting from or out of loans or other advances made by such Other Lender to facilitate Lender's funding or maintaining any Advances hereunder, then Borrower hereby agrees to pay to Lender Borrower's ratable portion of such amounts required to paid by Lender as reasonably determined by Lender to be attributable to Borrower or the Advances made or continued hereunder within fifteen (15) days after Lender's written demand therefor (which demand shall set forth in reasonable detail the calculation of such amounts owing by Borrower).

        4.    Repayment; Evidence of Indebtedness.    Unless a fixed date is expressly agreed for repayment of principal of the Advances, Borrower shall repay the aggregate unpaid principal of the Advances outstanding hereunder (as evidenced by Lender's ledger balance as provided in this paragraph 4) on the earlier of the Termination Date or Lender's demand therefor (with sufficient notice in the latter case to allow Borrower to arrange for alternative credit lines), at such place and by such means as Lender may select; PROVIDED THAT NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THE NOTE TO THE CONTRARY, ALL INTEREST, PRINCIPAL AND OTHER AMOUNTS OWING BY BORROWER HEREUNDER AND UNDER THE NOTE SHALL BE IMMEDIATELY DUE AND PAYABLE ON THE TERMINATION DATE and Borrower agrees to pay such amounts on or prior to such date. For each Advance, the date and amount thereof, the interest rate applicable to such Advance, the maturity date, if any, the amount and date of each re-payment made in respect of such Advance and the amount of interest accrued shall be evidenced by notation by Lender on its ledgers

(which may be in spreadsheet or other electronic form) maintained for purposes of this Agreement; provided, that the failure to make such notation shall not affect the obligations of Borrower. Notwithstanding anything contained herein to the contrary, Lender's records shall be presumed to be accurate and correct absent manifest error. OGE Energy Corp. shall be the administrator of the arrangement under this Agreement and has the duties set out herein. Enogex is the participant and has the duties set out herein.

        As used herein, "Termination Date" shall mean the earlier of (i) the Stated Expiry Date (as defined below), (ii) the termination of this Agreement at the discretion of Lender by giving notice thereof to Borrower, (iii) the termination or expiration of the Lender's Senior Working Capital Facility for any reason (including as a result of any event of default thereunder or the voluntary termination thereof by Lender) or (iv) the declaration of or automatic occurrence of the Termination Date and the acceleration of the amounts owing hereunder and under the Note pursuant to an Event of Default.

        5.    Prepayment.    Borrower may prepay the Advances made to it in whole or in part at any time on notice given by Borrower to Lender no later than 10:00 a.m. (New York time) on the date of repayment without premium or penalty; provided, however, that if the Advances to be prepaid bear interest at the Eurodollar Rate, any such prepayment on any date other than the last day of the Interest Period therefor shall be subject to the payment of breakage expenses as described in paragraph 2(c) above; and provided, further, that any such voluntary prepayment of any Eurodollar Rate Advance shall be in the minimum amount of $1,000,000 and increments of $1,000,000 in excess thereof.

        Notwithstanding anything contained herein to the contrary, Borrower shall immediately repay the outstanding principal balance of the Advances, without demand, presentment or notice, (x) if, when and to the extent that the outstanding principal balance of the Advances exceeds the Maximum Loan Limit then in effect (including upon the reduction thereof as provided herein) and (y) on the Termination Date. If the Advances to be prepaid bear interest at the Eurodollar Rate, any such prepayment on any date other than the last day of the Interest Period therefor shall be subject to the payment of breakage expenses as described in paragraph 2(c) above.

        6.    Investments.    Enogex may advance funds to OGE Energy Corp. for investment in a cash management or similar investment program at such times as all indebtedness and accrued interest owed to Lender hereunder have been repaid. Enogex will received income based on any one or a combination of the following methods (as determined by OGE Energy Corp. in its sole discretion): (i) interest income earned on OGE Energy Corp.'s advances to other borrowers in OGE Energy Corp.'s cash concentration pool; (ii) interest income earned on investments made pursuant to OGE Energy Corp.'s Investment Policy, as approved by OGE Energy Corp.'s Board of Directors and attached hereto as Appendix A; in each case, less expenses and fees incurred by OGE Energy Corp. in connection with such investments. The amount and date of each deposit for investment, the amount and date of each withdrawal or payment, the maturity date, if any, the interest rate applicable to each investment and the amount of interest earnings accrued shall be evidenced by notation by OGE Energy Corp. on its ledgers (which may be in spreadsheet or other electronic form) maintained for purposes of this Agreement; provided, that the failure to make such notation shall not affect the amounts to which Borrower is entitled. OGE Energy Corp. shall maintain a record in its ledger of the monthly cash balance due to Borrower. OGE Energy Corp. shall maintain a record in its ledger of the monthly cash balance of investments made by Borrower. OGE Energy Corp.'s records shall be presumed to be accurate and correct absent manifest error.

        7.    Covenant of Borrower.    Borrower acknowledges and agrees that it has been provided a copy of the Lender's Senior Working Capital Facility and hereby agrees, in its capacity as a subsidiary and/or affiliate of OGE (for so long as Borrower meets the criteria as such as set forth in the Lender's Senior Working Capital Facility), to take and cause its subsidiaries and controlled affiliates to take any such actions as are commercially reasonable to comply or facilitate Lender's compliance with all covenants and undertakings under such agreement (subject to permitted grace periods and notices thereunder) which are applicable to Lender's subsidiaries and/or affiliates thereunder.

        8.    Events of Default.    As set forth above, it is the intention of the parties hereto that the credit facility contemplated herein be wholly-discretionary on the part of Lender and that all Advances and other obligations hereunder be payable upon Lender's demand. If, however, the obligations of Borrower hereunder shall not be payable on demand pursuant to the express provisions hereof, then upon the occurrence of any of the following events (each an "Event of Default"), Lender may, by notice to Borrower, declare the occurrence of the Termination Date to have occurred whereupon, Lender's agreement to make Advances shall be immediately terminated and all Advances and all other amounts owing by Borrower under this Agreement shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default of the type set forth in clause (b) or (e) below, the Termination Date, the termination of Lender's agreement to make Advances and the acceleration of all indebtedness and obligations due hereunder shall automatically occur without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower. Borrower agrees to pay Lender on demand all costs and expenses, including without limitation reasonable fees and expenses of counsel and breakage costs (as described in paragraphs 2 above and 11 below) incurred by Lender in connection with the enforcement of this Agreement:

          (a)   Borrower shall fail to pay (i) the principal of any Advance on demand or when due or (ii) accrued and unpaid interest or any other amounts owing hereunder or under the Note, in each case, when due, which failure in the case of this clause (ii) is not cured within ten (10) days;

          (b)   Borrower or any Material Subsidiary (as defined below) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or any Material Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (and in the case of any such involuntary action, such action is not dismissed within thirty (30) days or an order for relief is entered (or consented to by Borrower or any such Material Subsidiary) in connection with any such proceeding); or Borrower or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subparagraph (b);

          (c)   Any event or condition occurs or exists which would or could be reasonably expected to result in a material adverse change in the businesses, assets, condition or properties of Borrower and its subsidiaries, taken as a whole, or Borrower's ability to perform under this Agreement or under the Note or Lender's ability to enforce of this Agreement or the Note;

          (d)   Any representation or warranty of Borrower hereunder shall be untrue in any material respect when made or deemed made;

          (e)   Any "Change of Control" under and as defined in the Lender's Senior Working Capital Facility or Borrower Credit Facility; or Borrower or any of its Material Subsidiaries shall make a transfer, sale or assignment of all or a substantially portion of the consolidated assets of Borrower and its subsidiaries to a person other than a subsidiary of Borrower;

          (f)    Borrower shall fail to comply in any material respect with the provisions of paragraph 7 above and such failure shall continue unremedied for thirty (30) days after the giving of notice thereof by Lender to Borrower;

          (g)   This Agreement or the Note shall fail to remain in full force or effect or any action shall be taken by or on behalf of Borrower or any of its subsidiaries to assert the invalidity or unenforceability hereof or thereof in accordance with their terms.

        As used herein:

        "subsidiary" means, as to any person or entity, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person or entity; and

        "Material Subsidiary" shall mean a direct or indirect subsidiary of Borrower which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

        9.    Conditions Precedent to Initial Advance; Representations on Advances.

        (a)   The obligation of Lender to make its initial Advance is subject to the satisfaction, prior to or concurrently with the making of such initial Advance, of each of the following conditions precedent:

            (i)  The execution and delivery of this Agreement and the Note by Borrower and Lender, in each case, in form and substance satisfactory to Lender;

        (b)   The execution and delivery of certified copies of the resolutions of the Board of Directors of Borrower approving the execution, delivery and performance of this Agreement and the Note;

        (c)   Delivery of a certificate of the Secretary or an Assistant Secretary of Borrower certifying the names and true signatures of the Officers of Borrower authorized to sign this Agreement and the Note;

provided, however, that, except as otherwise expressly agreed to by Lender after being notified of the failure of any such condition, it shall be a condition precedent to each borrowing hereunder that, and Borrower may not borrow or reborrow hereunder (unless consented to by OGE Energy Corp. in writing) unless, (x) after giving effect to such borrowing, the outstanding principal balance of all Advances outstanding hereunder not would exceed the Maximum Loan Limit, (y) no Event of Default or event or condition which with the giving of notice or passage of time, or both, would constitute an Event of Default, has occurred or would result therefrom and (z) the Termination Date shall not have occurred. The requesting and acceptance of any Advance by Borrower shall be deemed a representation by Borrower to Lender that the conditions set forth in the foregoing proviso are satisfied.

        10.    Notices.    All notices required hereunder shall be directed to the parties hereto as follows:

(a)	If to OGE Energy Corp.:
	at	321 N. Harvey, Mail Code 1101 Oklahoma City, OK 73102 Attention: Treasurer
	Telephone:	405-553-3800
	Facsimile:	405-553-3567
(b)	If to Enogex LLC:
	at	515 Central Park Drive E652 Oklahoma City, OK 73102 Attention: Chief Financial Officer
	Telephone:	405-530-7467
	Facsimile:	405- -

        11.    Indemnification.    Borrower hereby agrees to, and to cause its subsidiaries to, indemnify Lender, its affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lender or any such affiliate is a party thereto, and all reasonable attorneys' and paralegals' fees, reasonable time charges and reasonable expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the Note, the transactions contemplated hereby, the enforcement of their rights hereunder, thereunder and under applicable law, or the direct or indirect application or proposed application of the proceeds of any Advance or other extension of credit hereunder or thereunder, except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of Borrower and its subsidiaries under this paragraph 11 shall survive the termination of this Agreement. In enforcing this Agreement and the Note, Lender shall have all rights under any and all applicable laws and shall not be required to make any election of remedies or be required to marshal assets, and Borrower hereby waives any right to assert any such claim.

        12.    Amendments, Etc.    No amendments or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Borrower and Lender. No delay or failure of Lender in exercising any right, power, privilege or remedy hereunder or under the Note shall affect such right, power, privilege or remedy or be deemed a waiver thereof, nor shall any single or partial exercise thereof or any failure to exercise the same in any instance preclude any future exercise thereof.

        13.    Stated Expiry Date.    Notwithstanding anything to the contrary set forth herein, the agreements of the Lender to provide financial accommodations hereunder shall expire on January [    ], 2015 (the "Stated Expiry Date"), or such later date that may be agreed to in the sole discretion of Lender. Any extension of expiration date will be recorded on Lender's ledger along with other information required by paragraphs 4 and 6.

        14.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws (as distinguished from the choice of law provisions) of the State of Oklahoma.

        IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Revolving Credit and Investment Agreement to be executed as of the date first provided above.

ENOGEX LLC			OGE ENERGY CORP.
By:			By:
	[	]		Deborah S. Fleming
Title:	[	]	Title:	Treasurer

CONTRACT DEMAND NOTE

U.S. $500,000,000.00	January , 2008

        FOR VALUE RECEIVED, the undersigned, ENOGEX LLC, a Delaware limited liability company (the "Borrower"), HEREBY PROMISES TO PAY to OGE Energy Corp. (the "Lender") the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000.00) or, if less, the aggregate outstanding principal amount of the Advances made by OGE Energy Corp. to the Borrower pursuant to the Second Amended and Restated Revolving Credit and Investment Agreement ("Agreement") on the earliest to occur of the Lender's demand therefor, the Termination Date and such other date or dates as set forth in and required pursuant to the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

        The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Agreement.

        Both principal and interest are payable in lawful money of the United States of America to the Lender at 321 N. Harvey, Oklahoma City, OK 73102, in same day funds or at such other place as the holder hereof may designate. Each Advance made by the Lender to the Borrower pursuant to the Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the Lender's ledger as provided in the Agreement; provided that the failure of the Lender to so endorse its ledger shall not effect the liability of the Borrower hereunder.

        This Contract Demand Note is the "Note" referred to in, and is entitled to the benefits of, the Agreement. The Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in the Lender's sole discretion in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, as it may be revised from time to time and (ii) contains provisions for (x) the discretionary acceleration of the maturity hereof upon demand by the Lender and (y) other acceleration of the maturity hereof upon the happening of certain stated events.

        This Note is being issued in replacement of and in substitution for that certain Contract Note dated as of August 14, 2006 in the original principal amount of $200,000,000 made by Enogex Inc. in favor of the Lender (the "Original Note"). The indebtedness evidenced by the Original Note is hereby assumed by the Borrower and is and shall be a continuing indebtedness of the Borrower, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Original Note, or to release or otherwise adversely affect any rights of the Lender against any party primarily or secondarily liable for such indebtedness.

        The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

        THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA.

ENOGEX LLC
By:
Name:
Title:

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  Exhibit 10.13
FORM OF SECOND AMENDED AND RESTATED REVOLVING CREDIT AND INVESTMENT AGREEMENT
RECITALS
AGREEMENT
CONTRACT DEMAND NOTE